UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 2, 2005

Heritage Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	0-11255	54-1234322
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 East Plume Street, Norfolk, Virginia	23510
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 757-523-2600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments.

A recent review by Heritage Bank & Trust (the “Bank”), the sole bank subsidiary of Heritage Bankshares, Inc. (the “Company”), of the financial statements, business condition and collateral relating to one of its borrowers has indicated a diminished ability of the borrower to repay certain loans extended to it between 2001 and 2004. On May 2, 2005, Michael S. Ives, Chief Executive Officer of the Company and the Bank, and John O. Guthrie, Chief Financial Officer of the Company and the Bank, concluded that those loans are impaired under generally accepted accounting principles. (Under Financial Accounting Standards No. 114, a loan asset becomes “impaired” when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due in accordance with the contractual terms of the loan agreement.) The loan officer responsible for the loan reported herein is no longer with the Bank. At this time, the Company estimates the amount of the impairment charge to be $369,000 and will add this amount to existing loan-loss reserves; however, the Company is unable to estimate the amount of the impairment charge that will result in future cash expenditures.

Based on currently available information related to its relationship with the borrower, the Company believes that the impairment of the loan described in this Form 8-K occurred in 2004. Accordingly, the impairment described herein will be reflected as an addition to loan-loss reserves in the Company’s financial statements for 2004 which, as previously reported, are in the process of being restated.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

99.1 Press Release issued by Heritage Bankshares, Inc. on May 6, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heritage Bankshares, Inc.
(Registrant)
Date: May 6, 2005

/s/ Michael S. Ives
Michael S. Ives
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press Release issued by Heritage Bankshares, Inc. on May 6, 2005